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                                      ROI
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                                  CORPORATION

MEDIA CONTACT:                                           INVESTOR RELATIONS:
Mandy Ownley                                             Dianne Will
ROI Corporation                                          Willstar Consultants
912-527-4414                                             518-398-6222

                              For Immediate Release

                 ROI CORPORATION ANNOUNCES RESULTS FOR THE THIRD
                          QUARTER ENDED MARCH 31, 2004

Kennesaw, Georgia -- May 17, 2004 -- (OTCBB: ROIE) Return On Investment Corporation (ROI) reported financial results for the third fiscal quarter ended March 31, 2004.

ROI's revenues for the third quarter ended March 31, 2004, increased 54.0% to $2,947,727 compared to $1,913,669 for the third quarter in the prior fiscal year. The net loss for the third quarter ended March 31, 2004 amounted to $1,649,433 compared to a net loss for the third quarter ended March 31, 2003 of $921,292. The pro forma net loss for the third quarter ended March 31, 2004 was $1,224,271 compared to a pro forma net loss for the third quarter ended March 31, 2003 of $194,565.

ROI's revenues for the nine months ended March 31, 2004, increased 28.9% to $7,464,471 compared to $5,792,151 for the comparable nine months in the prior fiscal year. Excluding the effect of recently completed acquisitions and results of the Campana Data operations, which were closed in October 2002, revenues increased by 22.1%, over the comparable nine-month period of the prior fiscal year. The net loss for the nine months ended March 31, 2004, amounted to $3,077,671 compared to a net loss for the prior nine-month period of $2,023,934. The pro forma net loss for the nine months ended March 31, 2004 was $1,802,501 compared to $480,477 for the comparable nine months in the prior fiscal year.

ROI's President and CEO, Arol Wolford, stated, "This is the first quarter which includes all three building product information companies acquired under our Tectonic Network division and we are already seeing the benefits of this strategic push. We now offer a comprehensive product suite which is gaining traction with building product manufacturers. In this quarter we also purchased the payment gateway assets of Atomic Software under our GO Software division and we are continuing to enhance its security prior to the official launch of the gateway. The start up nature of some of the recent acquisitions as well as significant integration costs and continued development on the gateway have required additional investment into the various product lines. We will continue to evaluate strategic alternatives to improve shareholder return and at the same time are taking actions designed to improve cash flow as we strive for profitability."

                                Quarter Ended                  Nine Months Ended
                                  March 31,                        March 31,
                                  Unaudited                        Unaudited
                             2004            2003            2004            2003
                         ------------    ------------    ------------    ------------
Revenue                  $  2,947,727    $  1,913,669    $  7,464,471    $  5,792,151

Net loss                 $ (1,649,433)   $   (921,292)   $ (3,077,671)   $ (2,023,934)
Per share                $      (0.13)   $      (0.08)   $      (0.27)   $      (0.18)

Pro forma net loss       $ (1,224,271)   $   (194,565)   $ (1,802,501)   $   (480,477)
Per share - pro forma    $      (0.10)   $      (0.02)   $      (0.16)   $      (0.04)

PRO FORMA NET LOSS IS CALCULATED AS FOLLOWS:

                                 Quarter Ended                   Nine Months Ended
                                   March 31,                         March 31,
                                   Unaudited                         Unaudited
                             2004             2003             2004             2003
                         ------------     ------------     ------------     ------------
Net loss                 $ (1,649,433)    $   (921,292)    $ (3,077,671)    $ (2,023,934)
Depreciation and
    Amortization              341,829          643,394        1,025,170        1,293,457
Interest accretion on
    Warrants                   83,333           83,333          250,000          250,000
                         ------------     ------------     ------------     ------------
Pro forma net loss       $ (1,224,271)    $   (194,565)    $ (1,802,501)    $   (480,477)

USE OF NON-GAAP FINANCIAL MEASURES
----------------------------------

This press release discloses certain financial measures, such as the pro forma net income (loss), that may be considered non-GAAP financial measures. Pro forma net income (loss) is defined as net income (loss) excluding depreciation and amortization expense and interest accretion on outstanding warrants. Generally, a non-GAAP financial measure is a numerical measure of a company's performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess our financial operating results, management believes that pro forma presentation is an appropriate measure for evaluating the Company's operating performance, because the presentation of pro forma net income (loss) provides useful information to investors as a measure of operating performance basic to its ongoing operations, which is more comparable from period to period without charges related to write-down of assets. In addition, this measure provides a better understanding of the non-cash items included in the Company's operating results, and the Company uses this pro forma measure to evaluate the internal performance of its business units and as a basis for calculating business unit incentive compensation. However, the pro forma presentation should be considered in addition to, and not as a substitute, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles. Presented above is a reconciliation of the non-GAAP measures included in this press release to the nearest comparable GAAP measure as is now required under SEC rules regarding the use of non-GAAP financial measures.

ABOUT RETURN ON INVESTMENT CORPORATION (WWW.ROICORPORATION.COM)
---------------------------------------------------------------
More than 125,000 businesses use ROI software to process payment transactions on virtually any computer and to connect IBM midrange systems to the rest of the world. GO Software a division of ROI, is the number one independent provider of payment processing software that meets the needs of any merchant, regardless of transaction volume, platform, or sales environment. Tectonic Networks, a division of ROI, is a solution provider that helps building product manufacturers and distributors improve the way they organize, display, and distribute their product information. Tectonic also help designers and builders to more easily locate, understand, select, and purchase building products.


FORWARD LOOKING STATEMENTS
Statements that include the terms "believes", "intends", or "expects" are intended to reflect "forward looking statements" of the Company. The forward looking information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements or paragraphs. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and any Current Reports on Form 8-K.

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